Exhibit 99.3

Letter to DTC Participants Regarding the Offer to Exchange

Any and All Outstanding 9.625% Senior Secured Notes due 2015
for
9.625% Senior Secured Notes due 2015
of

GEOEYE, INC.

Pursuant to the Prospectus dated July 15, 2010

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2010, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

July 15, 2010

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus dated July 15, 2010 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) of GeoEye, Inc., a Delaware corporation (the “Company” or “Issuer”), to exchange an aggregate principal amount of up to U.S.$400,000,000 of its outstanding 9.625% Senior Secured Notes due 2015 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange Senior Secured Notes”) for an equal aggregate principal amount of its outstanding 9.625% Senior Secured Notes due 2015, issued and sold in a transaction exempt from registration under the Securities Act (the “Initial Senior Secured Notes”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Initial Senior Secured Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Initial Senior Secured Notes registered in their own name.

Enclosed are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use in connection with the tender of Initial Senior Secured Notes and for the information of your clients;

3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Initial Senior Secured Notes and all other required documents cannot be delivered to the Exchange Agent on or prior to the Expiration Date;

4. A form of letter that may be sent to your clients for whose accounts you hold Initial Senior Secured Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

5. Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on August 11, 2010, unless extended by the Issuer. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and telephone numbers set forth in the Prospectus.

Very truly yours,

GeoEye, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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